Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated August 31, 2012, with respect to the consolidated financial statements, schedules, and internal control over financial reporting included in the Annual Report of Alpha and Omega Semiconductor Limited and subsidiaries on Form 10-K for the year ended June 30, 2012. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Alpha and Omega Semiconductor Limited and subsidiaries on Forms S-8 (File No. 333-180126, effective March 15, 2012; File No. 333-172173, effective February 11, 2011; and File No. 333-166403, effective April 30, 2010).
/s/ GRANT THORNTON LLP
San Jose, California
August 31, 2012